Exhibit 4.2

AMENDMENT NO. 1 TO SHARE AND ASSET PURCHASE AGREEMENT

This First Amendment to Share and Asset Purchase Agreement, dated as of December 27, 2013 (this “First Amendment”), is entered into by and among Novartis Vaccines and Diagnostics, Inc., a Delaware corporation (“Seller”), Novartis Corporation, a New York corporation, as guarantor, G-C Diagnostics Corp., a Delaware corporation (“Buyer”), and Grifols, S.A. a company (sociedad anónima) organized under the Laws of Spain, as guarantor.

RECITALS

WHEREAS, the parties hereto are parties to that certain Share and Asset Purchase Agreement dated as of November 10, 2013 (the “Original Agreement”), and wish to amend and modify certain terms of the Original Agreement as specified in this First Amendment; and

WHEREAS, Section 10.10 of the Original Agreement requires that any amendment or modification to the Original Agreement be in writing signed by Buyer and Seller;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined in this First Amendment shall have the meanings set forth in the Original Agreement.

ARTICLE II
APPLICABLE WORKING CAPITAL DATE

The definition of “Applicable Working Capital Date” in Article I of the Original Agreement is hereby amended and restated as follows:

““Applicable Working Capital Date” means, (i) if the Closing occurs on or before January 10, 2014, December 31, 2013, and (ii) if the Closing occurs after January 10, 2014, the Closing Date.”

ARTICLE III
CLOSING

Section 3.01 of the Original Agreement is hereby amended and restated as follows:

“Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020, effective at 3:00 pm Eastern Standard Time, on January 9, 2014; provided, however, if all of the conditions to Closing set forth in Article VII are not either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date) on or before January 9 2014, then the Closing shall occur on the last calendar day of the month during which all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date); or otherwise at such other time, date or place as Seller and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”  If the Closing is to occur on January 9, 2014, the documents to be delivered at the Closing pursuant to Section 3.02 shall be held in escrow pending receipt by Seller of the amount payable by Buyer pursuant to Section 2.07(a).  If such amount is received by Seller on January 9, 2014, the documents to be delivered at the Closing Date shall be released from escrow and the Closing shall be deemed to have occurred on January 9, 2014.  If such amount is not received by Seller until January 10, 2014, then the documents to be delivered at the Closing shall be released from escrow on January 10, 2014, and the Closing shall be deemed to have occurred on January 10, 2014.”

ARTICLE IV
ASSIGNMENT AND ASSUMPTION AGREEMENTS

1.                                      The definition of “Assignment and Assumption Agreement” in Article I of the Original Agreement is hereby amended and restated as follows:

““Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form as set forth in Exhibit A, or, alternatively, another agreement as agreed between Seller and Buyer effecting the assignment to and assumption by Buyer or one of its Affiliates of Purchased Assets and Assumed Liabilities (each such alternative agreement, a “Local Transfer Agreement”).”

2.                                      Article I of the Original Agreement is hereby amended by adding the following definition in the appropriate alphabetic position:

““Local Transfer Agreement” has the meaning set forth in the definition of “Assignment and Assumption Agreement.”“

3.                                      Section 3.02(a)(i) of the Original Agreement is hereby amended and restated as follows:

“(i) one or more Assignment and Assumption Agreements duly executed by Seller or an Affiliate of Seller, collectively effecting the assignment to and assumption by Buyer and its Affiliates of all of the Purchased Assets and all of the Assumed Liabilities other than Purchased Assets and Assumed Liabilities that will be transferred to Buyer or its Affiliates pursuant to other Transaction Documents;”

4.                                      Section 6.25 of the Original Agreement is hereby amended by adding the following to the end of that section:

“Each Local Transfer Agreement shall be subject to and governed by the terms and conditions of this Agreement, mutatis mutandis, in all respects (including without limitation Article VIII).  In the event of any conflict or inconsistency between the terms of this Agreement and any Local Transfer Agreement, the terms of this Agreement shall control.  For avoidance of doubt, with respect to each Local Transfer Agreement, the Consideration (as defined in such Local Transfer Agreement) for the Purchased Assets thereunder is included in and shall be payable as a part of (and not in addition to) the Purchase Price hereunder.”

ARTICLE V
FRENCH CONTRACT

Notwithstanding anything to the contrary in Section 6.09(e) of the Original Agreement, Schedule 6.09(e) to the Original Agreement or any other provision in the Original Agreement, Seller and Buyer hereby agree that Seller shall have no obligation to transfer, or to obtain or to use any efforts to obtain any consent in respect of, the French Contract.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BUYER

1.                                      Section 7.02(a) of the Original Agreement is hereby amended and restated as follows:

“(a)                           Other than the representations and warranties of Seller contained in Section 4.01(a), Section 4.02, Section 4.04, Section 4.08(a) and Section 4.22 (collectively, the “Seller Fundamental Representations”) and Section 4.06(b), the representations and warranties of Seller contained in this Agreement and the other Transaction Agreements shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect set forth herein and therein) on and as of (i) if the Closing occurs on or before January 10, 2014, December 31, 2013 (as if, for the purposes of this Section 7.02 (a), the transactions contemplated hereby and thereby are consummated on December 31, 2013) or (ii) if the Closing occurs after January 10, 2014, the Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.  The Seller Fundamental Representations shall be true and correct in all material respects and the representations and warranties of Seller contained in Section 4.06(b) shall be true and correct in all respects, in each case, on and as of (i) if the Closing occurs on or before January 10, 2014, December 31, 2013 (as if, for the purposes of this Section 7.02 (a), the transactions contemplated by this Agreement and the other Transaction Agreements are consummated on December 31, 2013) or (ii) if the Closing occurs after January 10, 2014, the Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).”

2.                                      Section 7.02(c) of the Original Agreement is hereby amended and restated as follows:

“(c)                            The Collaboration Agreement Consents shall be in full force and effect as of (i) if the Closing occurs on or before January 10, 2014, December 31, 2013, or (ii) if the Closing occurs after January 10, 2014, the Closing Date; provided that an executed and delivered Collaboration Agreement Consent that has not been revoked in writing by the counterparty shall be prima facie evidence that such Collaboration Agreement Consent has been obtained and is in full force and effect.”

3.                                      Section 7.02(d) of the Original Agreement is hereby amended and restated as follows:

“(d)                           From the date of this Agreement until (i) if the Closing occurs on or before January 10, 2014, December 31, 2013 (as if, for the purposes of this Section 7.02 (d), the transactions contemplated by this Agreement and the other Transaction Agreements are consummated on December 31, 2013) or (ii) if the Closing occurs after January 10, 2014, the Closing Date, no Material Adverse Effect shall have occurred and be continuing.”

4.                                      Section 8.02(a) of the Original Agreement is hereby amended and restated as follows:

“(a)                           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any other Transaction Agreement, as of the date hereof and as of (i) if the Closing occurs on or before January 10, 2014, December 31, 2013 (as if, for the purposes of this Section 8.02(a), the transactions contemplated by this Agreement and the other Transaction Agreements are consummated on December 31, 2013) or (ii) if the Closing occurs after January 10, 2014, the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);”

ARTICLE VII
NOTICES

1.                                      Section 10.03 of the Original Agreement is hereby amended by deleting the address set forth for “Buyer or Grifols” and replacing it with the following:

Grifols, S.A.
c/o Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile:  +1 (212) 969-2900
Attention:                 Peter G. Samuels

Daniel I. Ganitsky

2.                                      Section 10.03 of the Original Agreement is hereby amended by deleting the requirement that a copy of each communication sent to Buyer or Grifols be sent to the following address:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile:  +1 (212) 969-2900
Attention:                 Peter G. Samuels

Daniel I. Ganitsky

ARTICLE VIII
RELATIONSHIP TO ORIGINAL AGREEMENT

Except as hereby amended and modified, all provisions of the Original Agreement shall remain in full force and effect, and, as hereby amended and modified, are ratified and reaffirmed.  This First Amendment shall be subject to the applicable terms and conditions of, and construed with and as an integral part of, the Original Agreement.  From and after the date of this First Amendment, all references in the Original Agreement to “this Agreement” shall be deemed to be references to the Original Agreement as amended and modified hereby.

ARTICLE IX
COUNTERPARTS

This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this First Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVARTIS VACCINES AND DIAGNOSTICS, INC.

By:	/s/ Jonathan Emery
Name:	Jonathan Emery
Title	As Attorney

G-C DIAGNOSTICS CORP.

By:	/s/ Tomas Daga
Name:	Tomas Daga
Title	Board Member

NOVARTIS CORPORATION

By	/s/ Jonathan Emery
Name:	Jonathan Emery
Title:	As Attorney

GRIFOLS, S.A.

By	/s/ Tomas Daga
Name:	Tomas Daga
Title:	Board Member